The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below. Summary of Terms Issuer:JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination:$1,000 Indices:Dow Jones Industrial Average Index, S&P 500 Index, and NASDAQ 100 Index Pricing Date:April 9, 2020 Final Review Date:January 11, 2021 Maturity Date:January 14, 2021 Review Dates:Quarterly Contingent Interest Rate:16.00%-18.00%* per annum, paid quarterly at a rate of between 4.00% and 4.50%*, if applicable Interest Barrier/Trigger Value: With respect to each Index, an amount that represents 70.00% of its Initial Value. Trigger Event:A Trigger Event occurs if, on any day during the Monitoring Period, the closing level of either Index is less than its Trigger Value. CUSIP:48132KNT8 Preliminary Pricing Supplement:https://sp.jpmorgan.com/spweb/document/cusip/48132KNT8/doctype/Product_Termsheet/document.pdf For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. Automatic Call If on any Review Date (other than the first and final Review Dates) the closing level or closing price, as applicable, of each Underlying is greater than or equal to its level or price on the Pricing Date, the Notes will be automatically called and you will receive a cash payment for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date. Payment at Maturity If the notes have not been called and the Final Value of each Index is greater than or equal to its respective Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Paymentapplicable to the final Review Date. If the notes have not been called and the Final Value of either Index is less than its Trigger Value, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Lesser Performing Index is less than its Initial Value, subject to any Contingent Interest Payment payable at maturity. Under these circumstances, your payment at maturity per $1,000 principal amount note, in addition to any Contingent Interest Payment, will be calculated as follows: $1,000 + ($1,000 ×Lesser Performing Index Return). Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. Hypothetical Returns** J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com 9m SPX/NDX/INDU Auto Callable Contingent Interest Note North America Structured Investments Lesser Performing Underlying Return Payment At Maturity (16.00% per annum Contingent Interest Rate) 60.00% $1,040.00 40.00% $1,040.00 20.00% $1,040.00 5.00% $1,040.00 0.00% $1,040.00 -5.00% $1,040.00 -20.00% $1,040.00 -30.00% $1,040.00 -30.01% $699.99 -50.00% $500.00 -80.00% $200.00 This table does not demonstrate how your coupon payments can vary over the term of your securities. Contingent Interest *If the notes have not been called and the closing level or closing price, as applicable, of each Underlying on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to between $40.00 and $45.00(equivalent to an interest rate of between 16.00% and 18.00% per annum, payable at a rate of between 4.00% and 4.50% per quarter). **The hypothetical returns and hypothetical interest payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical interest payments shown above would likely be lower.

Selected Risks •Your investment in the notes may result in a loss. The Notes do not guarantee any return of principal. •The notes do not guarantee the payment of interest and may not pay interest at all. •Payment on the notes at maturity is subject to the credit risk of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. •You are exposed to the risks of the decline in value of each Index. •Your payment at maturity may be determined by the Lesser Performing Index. •Return is limited to the principal amount plus accrued interest regardless of any appreciation of the Underlyings, which may be significant. •If the notes have not been automatically called and either Index is below its Trigger Value, you will lose 1% of your principal for every 1% the final level of the Lesser Performing Index is below its Initial Value. •The benefit provided by the Trigger Value may terminate on the Final Review Date. •The call feature may force a potential early exit. There is no guarantee you will be able to reinvest the proceeds at a comparable interest rate for a similar level of risk. •No dividend payments, voting rights, or ownership rights with the equity securities included in each Underlying. •J.P. Morgan is one of the companies that makes up the S&P 500 Index. •The notes are subject to the risks associated with small capitalization companies. •As a finance subsidiary, JPMorgan Financial Company LLC has no independent operations and has limited assets. Selected Risks (continued) •The estimated value of the notes will be lower than the original issue price (price to public) of the notes. •The estimated value of the notes is determined by reference to an internal funding rate. •The estimated value of the notes does not represent future values and may differ from others’ estimates. •The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. •Lack of liquidity: J.P. Morgan Securities LLC, acting as agent for the Issuer (and who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. •Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. •The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. •The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and “Selected Risk Considerations” to the applicable preliminary pricing supplement for additional information. Additional Information SEC Legend: JPMorgan Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with theSEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorganFinancial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents withoutcost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrangeto send you the prospectus and each prospectus supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may notbe suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters. This material is not a product of J.P. Morgan Research Departments. Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-222672 and 333-222672-01 North America Structured Investments 9m SPX/NDX/INDU Auto Callable Contingent Interest Note J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com